                                                                 EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders MGI PHARMA, INC.:

We consent to incorporation by reference in the Registration Statements (Nos. 2-80845, 2-92340, 2-94654, 33-13785, 33-23098, 33-23099, 33-37254, 33-42341,
33-65026, 33-65032, 33-79024 and 333-38453) on Form S-8 of MGI PHARMA, INC., of
our reports dated February 6, 1998, relating to the balance sheets of MGI PHARMA, INC. as of December 31, 1997 and 1996, and the related statements of operations, cash flows, stockholders' equity and the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which reports are included in the annual report on Form 10-K of MGI PHARMA, INC.



                                              /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 27, 1998